Exhibit 99.1

Revised Fourth Quarter of 2019 Outlook

Clearwater Paper is also updating its fourth quarter of 2019 outlook. Due to lower input costs, timing of certain expenses and strong execution of the business, the company now expects adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA to be in the range of $49 to $53 million compared to its prior range of $38 million to $46 million given during its third quarter of 2019 earnings call held on October 24, 2019. A reconciliation of Adjusted EBITDA is attached. The Company will provide greater details regarding its performance and results for the fourth quarter and full year of 2019, as well as provide an outlook for 2020, on its upcoming earnings call in late February.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA
Unaudited (Dollars in thousands)

	THREE MONTHS ENDED
	DECEMBER 31, 2019
	RANGE OF ESTIMATES
	FROM	TO
Reconciliation to Adjusted EBITDA[1]

GAAP, net earnings	$ 2,300	$ 4,900
Interest expense, net	12,400	12,400
Income tax (benefit) provision	500	1,900
Depreciation and amortization	29,300	29,300
Non-operating pension and OPEB costs	1,400	1,400
Other operating charges	3,100	3,100
Adjusted EBITDA	$ 49,000	$ 53,000

[1] Adjusted EBITDA is a non-GAAP measure that management uses as a supplemental performance measure. The most directly comparable GAAP measure is net earnings. Adjusted EBITDA is net earnings (losses) adjusted for net interest expense, income taxes, depreciation and amortization and excludes the impact of items that we do not believe are indicative of our core operating performance.

Forward-Looking Statements

This exhibit contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the fourth quarter 2019 net earnings and Adjusted EBITDA.  These forward-looking statements are based on current expectations that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements based on new developments or changes to the company’s expectations.